EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2008 Third Quarter Results

ALPHARETTA, GEORGIA – November 5, 2008 – Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations for the third quarter 2008 of $5.0 million, or $0.34 per diluted common share, compared with $13.3 million, or $0.87 per diluted common share, in the third quarter of 2007. Third quarter 2007 results included reductions in income tax expense of $10.0 million, or $0.66 per share, primarily due to a decrease in deferred tax liabilities resulting from a change in German tax rates.

Consolidated net sales of $186 million in the third quarter of 2008 declined five percent from $195 million in the third quarter of 2007, as increased sales of Technical Products in 2008 were offset by a decline in Fine Paper revenues. Operating income was $12.3 million in the third quarter of 2008, an increase of 19 percent from $10.3 million in the prior year, as higher Technical Products profits and a $3.6 million gain on the sale of a converting facility in Wisconsin offset lower Fine Paper operating profit. Operating income in both periods included costs associated with scheduled annual maintenance downs at the company’s Fine Paper and Technical Products plants.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “While year on year comparisons continue to reflect a rapid run-up in input costs, including almost $9 million in the third quarter, our business teams have worked closely with customers and suppliers and have taken appropriate actions to control costs and improve pricing and mix. We also have completed important actions this year in line with our strategy to transform Neenah Paper into a premium and specialty paper company, with the integration of Fox River and sale of the Pictou pulp mill. The benefits and timing of these actions, coupled with declines in commodity and energy prices which now appear to be underway, will help support operating margins and contribute to our longer-term success. A dramatically slowing global economy will present near term challenges with weakening demand. However, Neenah Paper remains solidly profitable with a strong balance sheet and as a market leader, we are well-positioned to respond to these conditions.”

Fine Paper third quarter 2008 net sales of $82 million declined from $95 million in 2007. Decreased sales in 2008 were due to lower shipments as a result of weaker market demand for premium writing, text and cover papers and the intentional elimination of low margin business following the March 2007 acquisition of Fox River. Operating income in the third quarter of 2008 was $11.1 million, including the gain on the sale of assets, and $9.3 million in the third quarter of 2007. Excluding this gain, operating income declined in 2008 due to higher input costs and lower volumes that more than offset benefits from increased selling prices, reductions in spending and other efficiencies resulting from the Fox River integration.

Technical Products net sales of $104 million in the third quarter of 2008 increased from $100 million in the third quarter 2007. The sales increase reflected higher selling prices, a more favorable product mix and the impact of foreign currency translation of German results from a stronger Euro in 2008. Volumes in total were lower in the third quarter of 2008 primarily due to reduced export tape volumes from Germany as well as other intentional reductions of grades that no longer met profit targets. Partly offsetting these declines were increases in volume for higher-value filtration, abrasives and heat transfer papers. Operating income in the third quarter of 2008 was $4.1 million compared with $3.2 million in the third quarter of 2007.  This improvement in income resulted from higher selling prices and a more profitable mix of products sold, as well as improved manufacturing efficiencies, which in total offset cost increases for raw materials and energy.

Consolidated selling, general and administrative expense of $16.6 million in the third quarter 2008 was below the prior year level of $20.1 million due to lower incentive and benefit costs in 2008, as well as spending reductions in other areas. Unallocated corporate expense was $2.9 million in the third quarter of 2008 and $2.2 million in the third quarter of 2007. The increased expense in 2008 was primarily due to the absence of currency translation gains recognized in 2007 and higher expense in 2008 for post-employment benefits for Terrace Bay retirees. These items offset benefits of lower spending in 2008.

Net interest expense of $6.3 million in the third quarter of 2008 decreased from $6.5 million in the third quarter of 2007 as lower interest rates offset higher debt levels. Tax rates in 2008 remain lower than 2007 (excluding the $10.0 million reduction in tax expense) primarily as a result of lower statutory rates in Germany beginning in 2008.

Discontinued Operations

Net income from discontinued operations was $1.5 million, or $0.10 per diluted common share, in the third quarter of 2008 and $2.1 million, or $0.14 per diluted common share, in the third quarter of 2007. Income in 2008 resulted from revenues recognized on timber provided to Northern Pulp during the quarter. In 2007, income included operating results for both the Pictou pulp mill and the timberlands operations.

Year to Date

For the first nine months of 2008, consolidated net sales from continuing operations of $586 million grew two percent from $574 million in the same period of 2007. Higher revenues in 2008 resulted from growth in Technical Products that was partially offset by lower sales of Fine Paper. Operating income from continuing operations in the first nine months was $44.4 million in 2008 and $47.9 million in 2007. Net income per diluted common share for the same periods was $1.33 and $2.03, respectively. In addition to the aforementioned benefit in 2007 from a reduction in tax expense, lower earnings in 2008 resulted from input cost increases that offset higher selling prices, improved operations, lower administrative expenses and gains from asset sales.

Year to date losses from discontinued operations were $110.5 million in 2008, compared to income of $1.9 million in the first nine months of 2007. In 2008, losses included $105.5 million of mostly non-cash charges related to the write-down of assets and loss on the sale of the Pictou pulp mill in June.

CONFERENCE CALL

Neenah Paper will hold a conference call to discuss third quarter earnings and other matters of interest at 11 a.m. Eastern on Thursday, November 6. The call will be simultaneously broadcast via the internet. Stockholders and other interested parties are invited to listen to the live broadcast or participate directly in the call by following the instructions in the Investor Relations section of Neenah’s web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through December 1, 2008.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and

Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) worldwide economic conditions, which recently have deteriorated significantly in the U.S., Germany and many other countries and regions, (ii) capital and credit market volatility, which have reached unprecedented levels in 2008, (iii) U.S. dollar/Euro and other exchange rates, (iv) changes in prices for pulp, energy, latex and other raw materials, (v) the cost or availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net Sales	$185.6	$195.2	$585.7	$574.0
Cost of products sold	160.6	166.7	497.6	472.6
Gross Profit	25.0	28.5	88.1	101.4
Selling, general and administrative expenses	16.6	20.1	55.4	58.3
Other income - net	(3.9)	(1.9)	(11.7)	(4.8)
Operating Income	12.3	10.3	44.4	47.9
Interest expense-net	6.3	6.5	18.6	19.1
Income From Continuing Operations Before Income Taxes	6.0	3.8	25.8	28.8
Provision (benefit) for income taxes	1.0	(9.5)	6.1	(2.0)
Income From Continuing Operations	5.0	13.3	19.7	30.8
Income (loss) From Discontinued Operations, net of income taxes	1.5	2.1	(110.5)	1.9
Net Income (Loss)	$6.5	$15.4	$(90.8)	$32.7

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.34	$0.89	$1.34	$2.07
Discontinued Operations	0.11	0.14	(7.53)	0.13
	$0.45	$1.03	$(6.19)	$2.20

Diluted
Continuing Operations	$0.34	$0.87	$1.33	$2.03
Discontinued Operations	0.10	0.14	(7.46)	0.13
	$0.44	$1.01	$(6.13)	$2.16

Weighted Average Common
Shares Outstanding (000s)
Basic	14,592	14,924	14,679	14,857
Diluted	14,696	15,213	14,801	15,147

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net Sales:
Fine Paper	$81.7	$95.3	$263.2	$271.2
Technical Products	103.9	99.9	322.5	303.1
Intersegment Sales	—	—	—	(0.3)
Consolidated	$185.6	$195.2	$585.7	$574.0

Operating Income (Loss):
Fine Paper	$11.1	$9.3	$32.8	$34.9
Technical Products	4.1	3.2	18.2	22.1
Corporate and other	(2.9)	(2.2)	(6.6)	(9.1)
Consolidated	$12.3	$10.3	$44.4	$47.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2008	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$8.7	$1.8	$2.4
Accounts receivable - net (a) (c)	90.0	125.3	145.4
Inventories	95.3	99.2	110.6
Deferred income taxes	62.7	57.7	1.9
Other current assets	32.1	42.3	29.9
Assets held for sale - discontinued operations	3.8	5.5	—
Total current assets	292.6	331.8	290.2
Property, plant and equipment - net	319.5	342.4	432.3
Goodwill and other intangibles - net	134.7	149.8	140.2
Other non-current assets	39.3	43.9	70.1
Total assets	$786.1	$867.9	$932.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$22.6	$19.4	$10.9
Accounts payable (b) (c)	47.4	77.6	86.9
Accrued expenses	42.4	55.0	72.1
Liabilities related to discontinued operations	0.8	17.4	—
Total current liabilities	113.2	169.4	169.9
Long-term debt	351.4	342.5	321.2
Non-current employee benefits	84.6	89.7	116.3
Other noncurrent obligations	32.1	37.4	37.4
Total liabilities	581.3	639.0	644.8
Stockholders’ equity	204.8	228.9	288.0
Total assets	$786.1	$867.9	$932.8

(a)

Includes amounts due from Kimberly-Clark Corporation (“Kimberly-Clark”) related to pulp sales by Buchanan Forest Products Ltd. (“Buchanan”) pursuant to a tolling agreement of $20.9 million and $17.7 million at June 30, 2008 and December 31, 2007, respectively.

(b)	Includes amounts payable to Buchanan related to pulp sales pursuant to the tolling agreement of $22.2 million and $19.4 million at June 30, 2008 and December 31, 2007, respectively.

(c)	As of September 30, 2008, there were no amounts receivable or payable for pulp sales pursuant to the tolling. agreement.

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$6.5	$15.4	$(90.8)	$32.7
Depreciation and amortization	9.1	11.5	29.9	33.5
Stock-based compensation	1.1	1.6	3.1	5.1
Deferred income tax benefit	0.5	(9.1)	(56.3)	(10.2)
Asset impairment loss	—	—	91.2	—
Loss on disposal - transfer of Pictou Mill	(0.4)	—	29.3	—
Loss on disposal - transfer of Pictou post-employment benefit plans	—	—	53.7	—
(Gain) loss on asset dispositions	(3.5)	0.1	(6.4)	0.2
Net cash provided by (used) in changes in operating working capital	(10.2)	4.3	(38.2)	(12.5)
Other	(3.6)	(0.9)	(15.3)	(4.3)
Cash provided by operating activities	(0.5)	22.9	0.2	44.5

Investing Activities
Capital expenditures	(5.8)	(13.6)	(23.6)	(37.2)
Acquisition of Fox River	—	0.6	—	(54.7)
Other	(0.5)	5.0	0.3	(1.8)
Cash used in investing activities	(6.3)	(8.0)	(23.3)	(93.7)

Financing Activities
Short and long-term borrowings	22.9	0.7	67.5	80.3
Repayment of debt	(7.6)	(9.2)	(23.9)	(25.8)
Share purchases	—	—	(9.4)	—
Cash dividends paid	(1.5)	(1.5)	(4.5)	(4.5)
Other	—	(0.3)	(0.2)	3.1
Cash provided by (used in) financing activities	13.8	(10.3)	29.5	53.1
Effect of exchange rates on cash and cash equivalents	(0.1)	0.5	(0.1)	0.7
Net increase in cash and cash equivalents	$6.9	$5.1	$6.3	$4.6